UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/25/2009

Technitrol, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05375

PA	23-1292472
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of principal executive offices, including zip code)

(215) 355-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

As previously announced, Technitrol amended its Credit Agreement with JP Morgan. The following is a brief description of the terms and conditions of the amendment that are material to Technitrol:

* an increase in the maximum debt from 3.25 times EBITDA to 4.5 times, decreasing to 3.0 times by December 2010;

* an increase in the EBITDA coverage of fixed charges (mandatory principal, cash interest and tax payments) from 1.5 times under the original agreement to 2.0 times (through the end of the second quarter of 2009), decreasing to 1.25 times by March 2011;

* a return to the bank group of $125 million in unused borrowing capacity, reducing the facility from $500 million to $375 million (comprising the existing $200 million term loan and $175 million in revolving credit). Technitrol had drawn approximately $136 million of revolving credit as of December 26, 2008;

* a pledge of a group of selected assets, which may be eliminated at the company's option when debt decreases to less than 2.5 times EBITDA; and

* increases in the interest rate from a previous maximum of floating LIBOR plus 150 basis points to a maximum of LIBOR plus 325 basis points with no minimum LIBOR provision. At current LIBOR rates, the company's borrowing rate remains less than 5% per annum.

The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement. Investors in Technitrol and other persons not party to the Amended and Restated Credit Agreement should not for any purpose rely on the covenants, representations or warranties made in the Amended and Restated Credit Agreement, or consider them as statements of fact or as representing the current state of Technitrol's affairs.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technitrol, Inc.

Date: February 25, 2009	By:	/s/ Drew A. Moyer
Drew A. Moyer
Sr. Vice President and CFO